Exhibit 99.1

Star Gas Partners, L.P. Announces Sale of Total Gas & Electric

    STAMFORD, Conn.--(BUSINESS WIRE)--March 15, 2004--Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE: SGU, SGH), a diversified home energy distributor and services provider specializing in heating oil and propane, announced today that it has reached agreement to sell the stock and business of Total Gas & Electric ("TG&E") in an all-cash transaction to a private party. Execution of the agreement will be effective as of the end of Star's fiscal second quarter, March 31, 2004; the Partnership does not anticipate recording a significant gain or loss in relation to this matter. Additional terms were not disclosed. Star was advised by CENATAR Advisory Group and BOVARO Partners on this transaction.
    Star Gas Partners is the nation's largest retail distributor of home heating oil and the nation's seventh largest retail propane distributor. Additional information is available at www.star-gas.com.
    This news announcement contains certain forward-looking information that is subject to certain risks and uncertainties as indicated from time to time in the Partnership's 10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. Included risks and uncertainties are the effects of the weather on the Partnership's financial results, competitive and propane and heating oil pricing pressures and other factors impacting the propane, home heating oil, natural gas and electricity distribution industries.

    CONTACT: Star Gas Partners, L.P.
             Richard F. Ambury, Treasurer, 203-328-7300
              or
             Jaffoni & Collins Incorporated
             Robert L. Rinderman or Purdy Tran, 212-835-8500
             SGU@jcir.com